Exhibit 99.1

 Resources Corp.

NEWS RELEASE	January 27, 2010

ADVISORY BOARD AND DIRECTOR APPOINTMENTS

XTRA-GOLD RESOURCES CORP. (the ‘Company’) – ‘XTGR’ (OTCBB - NASD)

Xtra-Gold is pleased to announce the creation of an Advisory Board and the appointments of geological consultants Robert J. Casaceli and David R. Bell to the Company’s Advisory Board effective immediately. Both Mr. Casaceli and Mr. Bell will be directly involved in providing Xtra-Gold’s management with opinions and recommendations respecting geology and exploration on the Company’s Ghanaian gold exploration properties, strategic and corporate business development, corporate leadership, investor relations, corporate finance and human resources.

Robert J. Casaceli is a geologist by training and has some thirty-five years experience in the mining and mineral exploration industries, having worked in over fifty countries around the world. Mr. Casaceli is currently a consulting geologist in mining finance and mining exploration and is Chief Geologist for Franco-Nevada U.S. Corporation. Formerly, Mr. Casaceli was the President and Chief Executive Officer of Franc-Or Resources Corporation, a Toronto Stock Exchange company.

David R. Bell is a private consultant who operates his own business, Bell Geological Services. He has consulted to various companies in the mining community for the past 30 years. Mr. Bell was previously employed by Falconbridge Nickel Mines as a miner and geologist, where he worked in the Sudbury Basin and completed exploration work in Blind River, Thunder Bay, Northern Manitoba and British Columbia. Mr. Bell was also a mine geologist for Dome Mines Ltd. at Dome Mines in Timmins, and a project geologist for Dome Mines Ltd. during the feasibility stage of the Detour Lake Mine in the James Bay Lowlands. He has evaluated and reported on over sixty regional projects in Canada, the United States, Australia, Philippines, Africa and Europe. He received the PDAC Prospector of the Year award (1982) in recognition of his world-class Hemlo gold camp discoveries. The three Hemlo gold mines, David Bell, Golden Giant and Williams created thousands of jobs and pumped hundreds of millions of dollars into the Ontario economy. Mr. Bell has served on the Boards of numerous public companies over the years.

In addition to the Advisory Board appointments, Xtra-Gold is pleased to welcome back Paul Zyla as a director of the Company. Mr. Zyla has extensive public company experience and was a director and officer of the Company during its formative years. He is currently president of Verbina Resources Inc., a TSX-Ventures listed company.

About Xtra-Gold

Xtra-Gold Resources Corp. is a gold exploration company with a dominant land position in the highly prospective and under explored Kibi – Winneba greenstone belt (“Kibi Gold Belt”) located in Ghana, West Africa. The Kibi Gold Belt exhibits many similar features to Ghana’s main gold belt, the Ashanti Belt. Approximately 116 million ounces of gold have been discovered to date in this neighboring, geologically analogous Birimian greenstone belt (based on publicly available information).

For further information, please visit our website at www.xtragold.com. If you have any questions, please contact James Longshore, President, at 416-579-2274.